   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 2009

                                              SECURITIES ACT FILE NO. 333-147328
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM N-14
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

[ ]   PRE-EFFECTIVE AMENDMENT NO.
[X]   POST-EFFECTIVE AMENDMENT NO. 1

                        (Check appropriate box or boxes)

                             ---------------------

                            VAN KAMPEN EQUITY TRUST
        (Exact Name of Registrant as Specified in Declaration of Trust)

                   522 FIFTH AVENUE, NEW YORK, NEW YORK 10036
                    (Address of Principal Executive Offices)

                        TELEPHONE NUMBER: (212) 296-6990
                        (Area Code and Telephone Number)

                             ---------------------

                             AMY R. DOBERMAN, ESQ.
                               MANAGING DIRECTOR
                          VAN KAMPEN INVESTMENTS INC.
                                522 FIFTH AVENUE
                            NEW YORK, NEW YORK 10036
                    (Name and Address of Agent for Service)

                                   COPIES TO:

                            CHARLES B. TAYLOR, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 407-0700

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     The Proxy Statement/Prospectus and the Statement of Additional Information in the form filed on January 11, 2008 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended, are incorporated herein by reference.

     This amendment files the tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Registrant, as Exhibit 12.

                                     PART C

                               OTHER INFORMATION

ITEM 15.  INDEMNIFICATION

     There has been no change in the information set forth in Item 15 of the Registration Statement of Van Kampen Equity Trust Fund (the "Registrant") on Form N-14 under the Securities Act of 1933 and the Investment Company Act of 1940 (File No. 333-147328) as filed with the Securities and Exchange Commission on November 13, 2007, which information is incorporated herein by reference.

ITEM 16.  EXHIBITS

        1.1    Agreement and Declaration of Trust(27)
        1.2    Certificate of Amendment(29)
        1.3    Certificate of Designation for:
               (i) Van Kampen Utility Fund(50)
               (ii) Van Kampen Mid Cap Growth Fund(65)
               (iii) Van Kampen Aggressive Growth Fund(59)
               (iv) Van Kampen Small Cap Value Fund(48)
               (v) Van Kampen Small Company Growth Fund+++
               (vi) Van Kampen Small Cap Growth Fund(50)
               (vii) Van Kampen Select Growth Fund(52)
               (viii) Van Kampen Value Opportunities Fund(50)
               (ix) Van Kampen Leaders Fund(53)
               (x) Van Kampen Asset Allocation Conservative Fund(57)
               (xi) Van Kampen Asset Allocation Moderate Fund(57)
               (xii) Van Kampen Asset Allocation Growth Fund(57)
               (xiii) Van Kampen Disciplined Small Cap Value Fund(61)
               (xiv) Van Kampen Core Equity Fund(62)
        2.     By-Laws(27)

        3.     Not applicable
        4.1    Form of Agreement and Plan of Reorganization+
        5.     Specimen stock certificates:
               (i) Van Kampen Utility Fund(50)
               (ii) Van Kampen Mid Cap Growth Fund
               (iii) Van Kampen Aggressive Growth Fund(50)
               (iv) Van Kampen Small Cap Value Fund(50)
               (v) Van Kampen Small Company Growth Fund+++
               (vi) Van Kampen Small Cap Growth Fund(41)
               (vii) Van Kampen Select Growth Fund(52)
               (viii) Van Kampen Value Opportunities Fund(43)
               (ix) Van Kampen Leaders Fund(54)
               (x) Van Kampen Asset Allocation Conservative Fund(57)
               (xi) Van Kampen Asset Allocation Moderate Fund(57)
               (xii) Van Kampen Asset Allocation Growth Fund(57)
               (xiii) Van Kampen Disciplined Small Cap Value Fund(61)
               (xiv) Van Kampen Core Equity Fund(62)
        6.1    Investment Advisory Agreement:
               (i) Van Kampen Utility Fund(28)
               (ii) Van Kampen Mid Cap Growth Fund(28)
               (iii) Van Kampen Aggressive Growth Fund(28)
               (iv) Van Kampen Small Cap Value Fund(30)
               (v) Van Kampen Small Company Growth Fund+++
               (vi) Van Kampen Small Cap Growth Fund(41)
               (vii) Van Kampen Select Growth Fund(37)
               (viii) Van Kampen Value Opportunities Fund(43)
               (ix) Van Kampen Leaders Fund(54)
               (x) Van Kampen Asset Allocation Conservative Fund(57)
               (xi) Van Kampen Asset Allocation Moderate Fund(57)
               (xii) Van Kampen Asset Allocation Growth Fund(57)
               (xiii) Van Kampen Disciplined Small Cap Value Fund(61)
               (xiv) Van Kampen Core Equity Fund(62)
        7.1    Distribution Agreement(63)
        7.2    Form of Dealer Agreement(48)
        7.3    Form of Broker Fully Disclosed Clearing Agreement(32)
        7.4    Form of Bank Fully Disclosed Clearing Agreement(32)
        8.1    Form of Trustee Deferred Compensation Agreement(*)
        8.2    Form of Trustee Retirement Plan(*)
        9.1    Custodian Contract(32)
        9.2    Amendment to Custodian Contract(45)(56)
       10.1    Transfer Agency and Service Agreement(63)
       10.2    Fund Accounting Agreement(32)
       10.2.1  Amendments to Fund Accounting Agreement(46)(59)(61)(62)
       10.3    Amended and Restated Legal Services Agreement(46)

       10.4    Plan of Distribution pursuant to Rule 12b-1
               (i) Van Kampen Utility Fund(27)
               (ii) Van Kampen Mid Cap Growth Fund++++
               (iii) Van Kampen Select Growth Fund(37)
               (iv) Van Kampen Small Cap Value Fund(30)
               (v) Van Kampen Aggressive Growth Fund(59)
               (vi) Van Kampen Small Cap Growth Fund(41)
               (vii) Van Kampen Value Opportunities Fund(43)
               (viii) Van Kampen Small Company Growth Fund+++
               (ix) Van Kampen Leaders Fund(54)
               (x) Van Kampen Asset Allocation Conservative Fund(57)
               (xi) Van Kampen Asset Allocation Moderate Fund(57)
               (xii) Van Kampen Asset Allocation Growth Fund(57)
               (xiii) Van Kampen Disciplined Small Cap Value Fund(61)
               (xiv) Van Kampen Core Equity Fund(62)
       10.5    Form of Amended and Restated Service Plan
               (i) Van Kampen Utility Fund(46)
               (ii) Van Kampen Mid Cap Growth Fund++++
               (iii) Van Kampen Select Growth Fund(46)
               (iv) Van Kampen Small Cap Value Fund(46)
               (v) Van Kampen Aggressive Growth Fund(59)
               (vi) Van Kampen Small Cap Growth Fund(46)
               (vii) Van Kampen Value Opportunities Fund(46)
               (viii) Van Kampen Small Company Growth Fund+++
               (ix) Van Kampen Leaders Fund(54)
               (x) Van Kampen Asset Allocation Conservative Fund(57)
               (xi) Van Kampen Asset Allocation Moderate Fund(57)
               (xii) Van Kampen Asset Allocation Growth Fund(57)
               (xiii) Van Kampen Disciplined Small Cap Value Fund(61)
               (xiv) Van Kampen Core Equity Fund(62)
       10.6    Amended and Restated Multi-Class Plan(50)
       11.1    Opinion of Counsel
               (i) Van Kampen Utility Fund(50)
               (ii) Van Kampen Mid Cap Growth Fund(65)
               (iii) Van Kampen Aggressive Growth Fund(59)
               (iv) Van Kampen Small Cap Value Fund(50)
               (v) Van Kampen Small Company Growth Fund+++
               (vi) Van Kampen Small Cap Growth Fund(50)
               (vii) Van Kampen Select Growth Fund(52)
               (viii) Van Kampen Value Opportunities Fund(50)
               (ix) Van Kampen Leaders Fund(54)
               (x) Van Kampen Asset Allocation Conservative Fund(57)
               (xi) Van Kampen Asset Allocation Moderate Fund(57)
               (xii) Van Kampen Asset Allocation Growth Fund(57)
               (xiii) Van Kampen Disciplined Small Cap Value Fund(61)
               (xiv) Van Kampen Core Equity Fund(64)
       11.2    Consent of Counsel++++
       12.     Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP++
       13.     Not applicable
       14.1    Consent of Ernst & Young LLP++++

       15.     Not applicable
       16.     Power of Attorney++++
       17.3    Form of Proxy Card++++

---------------
  + Filed as Appendix A to the Reorganization Statement of Additional Information and incorporated herein by reference to Registrant's Registration Statement on Form N-14 (File No. 333-147328) as filed via EDGAR on November 13, 2007.

 ++  Filed herewith.

+++  To be filed by further amendment.

++++ Incorporated herein by reference to Registrant's Registration Statement on Form N-14, File No. 333-147328, filed on November 13, 2007.

(27) Incorporated herein by reference to Post-Effective Amendment No. 27 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on October 28, 1996.

(28) Incorporated herein by reference to Post-Effective Amendment No. 28 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on October 28, 1997.

(29) Incorporated herein by reference to Post-Effective Amendment No. 29 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on September 30, 1998.

(30) Incorporated herein by reference to Post-Effective Amendment No. 30 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on March 1, 1999.

(*) Incorporated herein by reference to Post-Effective Amendment No. 81 to Van Kampen Harbor Fund's Registration Statement on Form N-1A, File Numbers 2-12685 and 811-734, filed April 29, 1999.

(32) Incorporated herein by reference to Post-Effective Amendment No. 32 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on June 16, 1999.

(37) Incorporated herein by reference to Post-Effective Amendment No. 37 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on April 24, 2000.

(41) Incorporated herein by reference to Post-Effective Amendment No. 41 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on October 19, 2000.

(44) Incorporated herein by reference to Post-Effective Amendment No. 44 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on July 19, 2001.

(45) Incorporated herein by reference to Post-Effective Amendment No. 45 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on July 19, 2002.

(46) Incorporated herein by reference to Post-Effective Amendment No. 46 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on July 24, 2003.

(48) Incorporated herein by reference to Post-Effective Amendment No. 48 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on July 28, 2004.

(50) Incorporated herein by reference to Post-Effective Amendment No. 50 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on November 30, 2004.

(52) Incorporated herein by reference to Post-Effective Amendment No. 52 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on July 26, 2005.

(53) Incorporated herein by reference to Post-Effective Amendment No. 53 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on November 23, 2005.

(54) Incorporated herein by reference to Post-Effective Amendment No. 54 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on February 3, 2006.

(56) Incorporated herein by reference to Post-Effective Amendment No. 56 to Registrant's Registration Statement on Form N-1A. File No. 338122, filed on July 26, 2006.

(57) Incorporated herein by reference to Post-Effective Amendment No. 57 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on September 22, 2006.

(58) Incorporated herein by reference to Post-Effective Amendment No. 58 to Registrant's Registration Statement on Form N-1A. File No. 338122, filed on October 20, 2006.

(59) Incorporated herein by reference to Post-Effective Amendment No. 59 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on October 20, 2006.

(61) Incorporated herein by reference to Post-Effective Amendment No. 61 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on February 2, 2007.

(62) Incorporated herein by reference to Post-Effective Amendment No. 62 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on June 1, 2007.

(63) Incorporated herein by reference to Post-Effective Amendment No. 63 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on July 23, 2007.

(65) Incorporated herein by reference to Post-Effective Amendment No. 65 to Registrant's Registration Statement on Form N-1A, File No. 33-8122, filed on October 24, 2007.

     ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the 1933 Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (b) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the Registrant's behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on the 18(th) day of February, 2009.

                                          VAN KAMPEN EQUITY TRUST

                                          By:     /s/ EDWARD C. WOOD III
                                            ------------------------------------
                                              Edward C. Wood III, President and
                                                Principal Executive Officer

     Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 18, 2009.

                   SIGNATURES                                           TITLES
                   ----------                                           ------
Principal Executive Officer:

             /s/ EDWARD C. WOOD III               President and Principal Executive Officer
------------------------------------------------
               Edward C. Wood III

Principal Financial Officer:

             /s/ STUART N. SCHULDT*               Chief Financial Officer and Treasurer
------------------------------------------------
               Stuart N. Schuldt

Trustees:

               /s/ DAVID C. ARCH*                 Trustee
------------------------------------------------
                 David C. Arch

              /s/ JERRY D. CHOATE*                Trustee
------------------------------------------------
                Jerry D. Choate

               /s/ ROD DAMMEYER*                  Trustee
------------------------------------------------
                  Rod Dammeyer

            /s/ LINDA HUTTON HEAGY*               Trustee
------------------------------------------------
               Linda Hutton Heagy

             /s/ R. CRAIG KENNEDY*                Trustee
------------------------------------------------
                R. Craig Kennedy

               /s/ HOWARD J KERR*                 Trustee
------------------------------------------------
                 Howard J Kerr

              /s/ JACK E. NELSON*                 Trustee
------------------------------------------------
                 Jack E. Nelson

           /s/ HUGO F. SONNENSCHEIN*              Trustee
------------------------------------------------
              Hugo F. Sonnenschein

              /s/ WAYNE W. WHALEN*                Trustee
------------------------------------------------
                Wayne W. Whalen

            /s/ SUZANNE H. WOOLSEY*               Trustee
------------------------------------------------
               Suzanne H. Woolsey



---------------
* Signed by Elisa Mitchell pursuant to a power of attorney previously filed.



               /s/ ELISA
MITCHELL                                                   February 18, 2009
------------------------------------------------
                 Elisa Mitchell
                Attorney-in-Fact

                       SCHEDULE OF EXHIBITS TO FORM N-14
                            VAN KAMPEN EQUITY TRUST

EXHIBIT
-------
12        Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP